Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos.
033-63739, 333-12737, 333-67121, 333-129675, 333-164827, 333-74682, 333-184805, 333-199855) of our reports dated August 28, 2015, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries included in this Annual Report (Form 10-K) of II-VI Incorporated and Subsidiaries for the year ended June 30, 2015.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 28, 2015